KAMAN REPORTS FOURTH QUARTER, YEAR 2004 RESULTS

BLOOMFIELD, Connecticut (March 16, 2005) - Kaman Corp. (NASDAQ: KAMNA) today reported financial results for its fourth quarter and year ended December 31, 2004.

The company reported net earnings for the 2004 fourth quarter of $0.5 million, or $0.02 per share diluted, compared to $1.0 million or $0.04 per share diluted the previous year. The 2004 fourth quarter results include a loss before income taxes of $2.5 million, offset by a fourth quarter tax benefit of $3.0 million due to an adjustment in the estimated effective tax rate established at the end of the third quarter to the actual effective tax rate based upon annual results. Net sales for the 2004 fourth quarter were $256.2 million compared to $238.9 million in the 2003 fourth quarter.

For the year ended December 31, 2004, the company reported a net loss of $11.8 million, or $0.52 loss per share diluted, compared to net earnings of $19.4 million, or $0.86 per share diluted, in 2003. The 2004 loss is primarily attributable to events in the Aerospace segment, including $41.6 million of adjustments for the year, $10.8 million of which were taken in the fourth quarter to address issues with certain of the segment’s programs and contracts. All of these actions are discussed in the Aerospace segment section of this release. Results for 2003 include an after-tax gain of $10.6 million, or $0.48 per share, from the sale in the first quarter of the company’s Electromagnetics Development Center. Net sales for the 2004 full year were $995.2 million, compared to $894.5 million in 2003.

Paul R. Kuhn, chairman, president and chief executive officer, said, “The execution of strategies put in place three years ago for each Kaman segment continued to prove their relevance in 2004. Two segments, Industrial Distribution and Music, and the Kamatics subsidiary within the Aerospace segment, performed very well, each reporting record sales for the year, and demonstrating a considerable market presence for our products and services. These good results, however, were overshadowed by adjustments taken in the Aerospace segment that resulted in the loss for the year. The company believes that meaningful progress was achieved in 2004 toward resolving business issues in the Aerospace segment. In order to address differences among its various businesses and the changing markets they serve, and to provide for a more focused management structure, various portions of the segment were reconfigured into three new operating divisions. The company expects that each will be better able to effectively control expenses for the services and functions they require, and achieve optimal customer service. As the process of reconfiguring the segment progressed during the year, the company continued to identify and work through segment program and contract issues. Some of these involve internal business issues; others involve external forces or market circumstances. Several of these issues are now behind us or appear to be approaching resolution. One issue the company has reported on in some detail over the past several quarters is the time and expense involved with the relocation of certain aircraft structures and components operations to Jacksonville, Florida and the adverse effect the transition has had on segment profitability. While we are still on a learning curve, significant progress was made in improving performance metrics and reestablishing levels of customer satisfaction. Additionally, the company received a significant new contract for the Jacksonville facility involving the production of pilot cockpits for the Sikorsky BLACK HAWK helicopter. The company has also previously reported on the delays experienced in achieving qualification for the Joint Programmable Fuze (JPF). In 2004, this goal was achieved, and the company received authorization from the U.S. Air Force to begin low rate initial production of the fuze. At the same time, Lot 1 of this production contract was released for production through 2005, and in December 2004, Lot 2 was released for production through 2006. Having achieved qualification, the fuze is now ready to market to international customers, and the company expects program profitability to improve as deliveries to the U.S. military ramp up and be further enhanced once orders are received from allied militaries.”

A summary of segment information follows.

“Kaman Reports Fourth Quarter, Year 2004 Results”
March 16, 2005

Summary of Segment Information
(In millions)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2004	2003	2004(2)	2003

Net sales:
Aerospace	$71.5	$63.8	$252.4	$251.2
Industrial Distribution	141.6	133.2	581.8	497.9
Music	43.1	41.9	161.0	145.4
	256.2	238.9	995.2	894.5

Operating income (loss):
Aerospace	1.2	(0.6)	(14.3)	14.8
Industrial Distribution	3.0	3.7	19.3	12.7
Music	4.3	3.5	11.1	9.5
Net gain on sale of product
lines and other assets	-	-	.2	18.2
Corporate expense (1)	(9.7)	(4.0)	(28.8)	(19.1)

Operating income (loss)	(1.2)	2.6	(12.5)	36.1
Interest expense, net	(1.0)	(.8)	(3.6)	(3.0)
Other expense, net	(.3)	(.2)	(1.1)	(1.3)

Earnings/(loss) before
income taxes	$(2.5)	$1.6	$(17.2)	$31.8

(1)  “Corporate expense” increased for the three months ended December 31, 2004, compared to the prior year period, primarily due to a $1.2 million increase in pension expense, a $2.9 million accrual for the long-term incentive program, a $0.8 million increase in supplemental retirement plan expense and a $0.5 million increase in integrated audit services. The increase for the twelve months ended December 31, 2004, compared to the prior year period, is primarily due to a $4.7 million increase in pension expense, a $2.9 million increase for the long-term incentive program, a $2.7 million increase in supplemental retirement plan expense, a $0.7 million cumulative catch-up adjustment for rent expense, a $0.7 million increase in integrated audit services, and $0.7 million of additional insurance expense for senior executive life insurance offset by the $1.6 million refund related to group insurance. The increase in corporate expense was also offset by a $1.2 million reduction in consulting expense.

(2) In addition, the corporation has restated its statement of operations beginning with the first quarter of 2004 to correct its accounting by recording a cumulative catch-up pre-tax adjustment of approximately $0.7 million in rent expense and related deferred rent liability pertaining to lease accounting as well as a negative sales adjustment of $0.5 million for the University of Arizona contract in the Aerospace segment. The corporation also recorded net pre-tax adjustments of $1.0 million related to prior periods as a reduction to selling, general and administrative expenses. Additional immaterial adjustments of which the majority relates to the lease accounting and University of Arizona contract were recorded during the second and third quarters of 2004.

“Kaman Reports Fourth Quarter, Year 2004 Results”
March 16, 2005

REPORT BY SEGMENT

Aerospace Segment

The Aerospace segment generated a fourth quarter operating profit of $1.2 million in 2004, compared to an operating loss of $0.6 million a year ago. The 2004 fourth quarter results include $10.8 million in adjustments taken to address issues involving the company’s advanced technology and helicopter programs and $0.9 million in idle facility and related costs. The 2003 results include the effect of $1.4 million in relocation and recertification costs related to the Moosup, Conn., plant closure and $1.0 million in idle facility and related costs. Segment sales for the fourth quarter of 2004 were $71.5 million, compared to $63.8 million in the 2003 period.

For the 2004 year the segment had an operating loss of $14.3 million as a result of $41.6 million in adjustments involving various aspects of the company’s Aircraft Structures, Advanced Technology Products, and Helicopter Programs work, as discussed below, and $2.0 million in third quarter severance costs associated with a management realignment in the Aerospace subsidiary; $3.3 million in idle facility and related costs, and $0.4 million in relocation and recertification costs related to closure of the company’s Moosup plant. This compares to an operating profit of $14.8 million in 2003. Results for 2003 include the effect of $3.6 million in relocation and recertification costs related to the Moosup, Conn. plant closure and $1.4 million in idle facilities and related costs. Sales for 2004 were $252.4 million, including the effect of an $18.2 million negative sales adjustment to eliminate the company’s investment in contracts with MDHI, compared to $251.2 million in 2003.

With the 2004 realignment, the segment now has new operating divisions: Kaman Aerostructures, responsible for the Kaman Aerospace Jacksonville and PlasticFab Wichita operations; Kaman Fuzing, responsible for the Kaman Aerospace Middletown and Kaman Dayron Orlando operations; and Kaman Helicopters, responsible for the Kaman Aerospace Bloomfield operations. They join Kamatics (including RWG, the company’s German aircraft bearing manufacturer) to make up the four major operating elements of the segment. For the fourth quarter and year 2004, results for the Aerospace segment have been reported in the traditional format. Beginning with results for the first quarter of 2005, the company will report sales for each of the segment’s realigned divisions.

Aircraft Structures and Components

Fourth quarter aircraft structures and components sales were $36.7 million in 2004, compared to $30.4 million in the period a year ago. This business contributed approximately 51 percent of the Aerospace segment’s sales in the 2004 fourth quarter, compared to approximately 48 percent a year ago.

Aircraft structures and components sales for the full year were $116.6 million in 2004, including the effect of the $18.2 million MDHI sales adjustment, compared to sales of $121.2 million in the previous year. The business contributed approximately 46 percent of segment sales in 2004, compared to 48 percent in 2003.

Aircraft structures and components work involves commercial and military aircraft programs, including proprietary aircraft bearings, the production of aircraft subassemblies and other parts for commercial airliners as well as the C-17 military transport, and helicopter subcontract work.

“Kaman Reports Fourth Quarter, Year 2004 Results”
March 16, 2005

Since the expanded Jacksonville aircraft subassemblies and parts facility began operations in mid-2003, sales volume has not been sufficient to achieve profitability at that location, resulting in overhead and general and administrative expenditures being absorbed at higher rates by active programs, and generally lower profitability or losses for these programs. Improving performance metrics and reestablishing levels of customer satisfaction continue to be a focus at the Jacksonville facility, and the company believes progress has been made in this area. New orders are now coming on line and that should help with the overhead absorption and profitability issue. During the third quarter of 2004, Sikorsky Aircraft Corporation awarded Kaman a multi-year contract with an initial two-year value of $27.7 million under which Kaman will manufacture the pilot cockpit for four models of the Sikorsky BLACK HAWK helicopter. The work includes installation of all wiring harnesses, hydraulic assemblies, control pedals and sticks, seat tracks, pneumatic lines, and the composite structure that holds the windscreen. The multi-year contract has follow-on options that, if fully exercised, would include the fabrication of approximately 349 units, and bring the total potential value to Kaman to approximately $100.0 million over five years.

In January 2005, the U.S. Government selected an international team that includes Lockheed Martin, Bell Helicopter, and AgustaWestland to provide the next “Marine One” presidential helicopter. As a member of the winning team, Kaman anticipates that it will have the opportunity to share in the work being sourced into the U.S.

As previously reported, in the 2004 third quarter the company recorded a sales and non-cash pre-tax earnings charge of $20.1 million, consisting of an $18.2 million negative sales adjustment and a $1.9 million addition to the corporation’s bad debt reserve, to eliminate its investment in its multi-year contracts for production of fuselages for the MD Helicopters 500 and 600 series helicopters and composite rotor blades for the MD Explorer helicopter, and related receivables. The charge is not expected to result in any future cash expenditures. Also, as previously reported, in the second quarter the company recorded a $7.1 million non-cash adjustment to its Boeing Harbour Pointe contract due to a lower than expected order flow and unprofitable mix of work. The adjustment consists of an accrued contract loss of $4.3 million and a valuation adjustment of $2.8 million associated with portions of the program inventory.

The Kamatics aircraft bearing subsidiary delivered strong performance in the fourth quarter and full year 2004 as a result of improving market conditions and increased order activity from Boeing, Airbus and other customers in both the commercial and military sectors. While the market for specialized high-performance products is becoming increasingly competitive, Kamatics proprietary non-lubricated bearings are currently in use in almost all military and commercial aircraft in production. As the aviation sector strengthened during the year, the company increased production levels to manage an increasing backlog.

Advanced Technology Products

Sales of the company’s advanced technology products in the 2004 fourth quarter were $19.2 million, compared to $15.0 million a year ago. The business accounted for approximately 27 percent of Aerospace segment sales in the fourth quarter of 2004, compared to 23 percent a year ago.

Sales of advanced technology products for the full year 2004 were $63.0 million, compared to $54.0 million in 2003. The business accounted for approximately 25 percent of segment sales in 2004, compared to 22 percent in the prior year.

The company manufactures products for military and commercial markets, including safe, arm and fuzing devices for a number of major missile and bomb programs; and precision measuring systems, mass memory systems and electro-optic systems.

“Kaman Reports Fourth Quarter, Year 2004 Results”
March 16, 2005

As previously reported, the company's Electro-Optics Development Center (EODC) submitted a $6.3 million claim to the University of Arizona (University) in April 2004 to recover additional costs which EODC believes are a result of changes in the scope of a project being performed under a $12.8 million fixed-price contract with the University. Having been unable to resolve the matter, EODC filed suit in September 2004 to recover these costs from the University and discontinued work on the project. The University has since filed a counterclaim and the litigation process is ongoing. Although additional efforts were made to resolve the matter out of court, it became clear during the fourth quarter that EODC is not likely to complete the contract and therefore, a $3.5 million sales and pre-tax earnings adjustment was recorded in the fourth quarter to reflect the contract's curtailed status.

Concurrent with the realignment of the Aerospace segment, management has been working to identify and correct internal operational and efficiency shortcomings that have affected profitability at the Dayron Orlando facility, acquired in 2002.

In the fourth quarter, the company recorded a $3.5 million charge to provide for two product warranty-related issues, one involving a supplier’s recall of a switch embedded in certain of Dayron’s bomb fuzes, and the other involving bomb fuzes manufactured according to procedures in place at the time Dayron was acquired that have been found to contain an incorrect part. Management is currently working with its customers and other parties to resolve these issues appropriately.

The company has a contract with the U.S. Air Force for production of the advanced FMU-152A/B Joint Programmable Fuze. The JPF contract has a value of $13.6 million covering low rate initial production and production of Lot 1 that extends through 2005 and includes options for eight additional years of production, which, if fully exercised, would bring the total potential value of the contract to $168.7 million. In the past few months, the Air Force has released production for Lot 2 (including some additional production) for $11.4 million. These releases under the contract, plus development and engineering activity along with special tool and test equipment, bring the total to approximately $36.4 million to date. During the quarter the company continued working on materials flow and manpower ramp-up to meet production requirements.

Helicopter Programs

Sales generated by the SH-2G Super Seasprite and K-MAX helicopter programs, including spare parts and sales support, totaled $15.6 million in the 2004 fourth quarter, compared to $18.4 million in the period last year. This represented approximately 22 percent of segment sales for the quarter, compared to approximately 29 percent a year ago.

Helicopter program sales for the full year 2004 were $72.8 million, compared to $76.0 million in 2003. This represented approximately 29 percent of segment sales in 2004, compared to 30 percent the previous year.

Production of the 11 SH-2G(A) aircraft for the Australia program is essentially complete. As previously reported, the aircraft lack the full Integrated Tactical Avionics System (ITAS) software and progress is continuing on this element of the program. The Australian government provisionally accepted three additional helicopters during the fourth quarter, bringing the number of aircraft now provisionally accepted to eight. The company currently expects to deliver the first fully operational aircraft by mid-year 2005, followed by the final acceptance process for all eleven aircraft. Due to the complexity of the integration process and testing results that indicate additional work to be done, the company recorded an additional $5.5 million accrued contract loss during the year to reflect the current estimate of costs to complete the program, of which $3.8 million was recorded during the fourth quarter.

The company continues to support K-MAX helicopters that are operating with customers in the field. As of December 31, 2004, K-MAX inventories included approximately $20.1 million in K-MAX spare parts and $9.8 million in aircraft owned by the company.

“Kaman Reports Fourth Quarter, Year 2004 Results”
March 16, 2005

During the fourth quarter, the company continued the process with the U.S. Naval Air Systems Command (NAVAIR) and the General Services Administration to develop the method that would be used to calculate the purchase price of that portion of the Bloomfield, Conn. complex that the company currently leases from NAVAIR. This could possibly include the company undertaking some level of the environmental remediation that may be legally required in the event of a sale of the property. The company also continued to work with government and environmental authorities to prepare the closed Moosup, Conn. facility for eventual sale.

Industrial Distribution Segment

Fourth quarter operating profits for the Industrial Distribution segment were $3.0 million in 2004, compared to $3.7 million in the 2003 period. Sales were $141.6 million in the 2004 fourth quarter, compared to $133.2 million in the same period last year. With the stronger market, the company achieved margin improvement on the higher level of sales in the quarter. Operating profits for the quarter, however, were somewhat lower because the company’s stronger than expected results triggered increased accruals for a ramp-curved incentive program that rewards a wide range of branch managers and sales personnel for their achievements. Also, while vendor incentives in the form of rebates on volume purchases were at the same approximate level for 2004 as for the previous year, they were lower in the fourth quarter. With the increase in business, rebates represented a smaller percentage of operating profits for the year than for the previous year.

Segment operating profits for the full year 2004 were $19.3 million, compared to $12.7 million the previous year. Sales in 2004 were a record $581.8 million, including $28.3 million from a fourth quarter 2003 acquisition, compared to $497.9 million, including $6.5 million from that acquisition, in 2003.

Mr. Kuhn said, “The Industrial Distribution segment had an excellent year in 2004, reflecting the combined effects of an improved industrial economic environment, a full-year of benefit from a fourth quarter 2003 acquisition, and market share gains. During the year, Kaman ramped up its new national account business with Tyco International (US) Inc., Phelps Dodge, James Hardie and Quad Graphics. During the fourth quarter of 2004, Procter & Gamble, already a major customer of the company, selected Kaman as its bearing and power transmission supplier in Canada. The company opened a new branch in Toronto to serve that account while providing a platform for expansion in the area. Kaman added further to its geographic footprint with the August 2004 acquisition of Brivsa de Mexico, a small Monterrey, Mexico distributor that enhances the company’s ability to attract and serve national account customers with operations in this important Mexican industrial center. In addition, Kaman was named a national distributor for IMI Norgren, Inc., providing the company an additional major line to sell through its entire U.S. branch network.”

Kaman is the third largest North American industrial distributor serving the bearings, electrical/mechanical power transmission, fluid power, motion control and materials handling markets. Kaman offers more than 1.5 million items, as well as value-added services to a base of more than 50,000 customers spanning nearly every sector of industry, from its geographically broad-based footprint of nearly 200 locations in the U.S., Canada and Mexico. The company now covers 70 of the top 100 industrial markets in the U.S. This segment continues to track the U.S. Industrial Production Index and is affected to a large extent by the overall climate for its customer industries, including overall plant capacity utilization levels and the effect of pricing spikes and/or interruptions for basic commodities such as steel and oil. A weaker U.S. dollar is currently stimulating customers’ export sales, and the demand from China for raw materials continues to benefit the company’s locations that participate in the mining, steel and cement production markets.

“Kaman Reports Fourth Quarter, Year 2004 Results”
March 16, 2005

Music Segment

Music segment operating profits for the 2004 fourth quarter were $4.3 million, compared to $3.5 million in the period a year ago. Sales for the 2004 quarter were $43.1 million, compared to $41.9 million last year.

Operating profits for the year 2004 were $11.1 million, compared to $9.5 million a year ago. Sales for the year 2004 were $161.0 million, compared to $145.4 million the previous year.

Mr. Kuhn said, “Music delivered a strong performance for the quarter and year, reflecting a reasonably good Christmas season for the retail sector and, as a consequence, good demand for the company’s lines of branded musical instruments and accessories. Sales for both the guitar and percussion lines were up. Among the year’s highlights was the introduction of the Ovation LX series premium guitar, which is receiving high acceptance ratings from players and positive reviews in the national music trade press. In addition, continued growth in sales to both large and small retailers with such products as Gretsch drums and Sabian cymbals has made 2004 a record sales year.”

Kaman is the largest independent distributor of musical instruments and accessories in the United States, offering more than 15,000 products for amateurs and professionals. While the vast majority of Kaman’s music sales are to North American customers, the company has been building its presence in European, Asian and Australian markets as well. The business is affected by consumer sentiment as retailers gauge how aggressively to stock for the holiday selling season, and by actual consumer spending levels. It is also affected by changes in consumers’ musical tastes and interests. Consequently, a principal strategy of the company over the past several years has been to add popular premier branded products that can be brought to market exclusively by Kaman. An important industry trend of the past several years has been consolidation in the retail market with the growth in the very large retail chains. The concentration of sales to these large customers is increasing. Kaman believes it has built upon its competitive advantages by creating and maintaining industry-leading distribution systems and the computerized business-to-business capabilities that large national retailers increasingly require, while continuing to support its traditional base of small retailers.

Concluding Remark

Mr. Kuhn noted that, “While 2004 was a year of difficult circumstances for certain of the company’s aerospace businesses, it was also a year of meaningful progress, as major portions of the corporation performed exceptionally well. While we have more work to do before the aerospace transition is complete, we look to 2005 with optimism.”

Kaman Corp., headquartered in Bloomfield, Conn., conducts business in the aerospace, industrial distribution and music markets.

“Kaman Reports Fourth Quarter, Year 2004 Results”
March 16, 2005

Forward-Looking Statements

This release may contain forward-looking information relating to the corporation's business and prospects, including aerostructures and helicopter subcontract programs and components, advanced technology products, the SH-2G and K-MAX helicopter programs, the industrial distribution and music businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the corporation does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the corporation, particularly defense, commercial aviation, industrial production and consumer market for music products, as well as global economic conditions; 5) satisfactory completion of the Australian SH-2G(A)program, including successful completion and integration of the full ITAS software; 6) receipt and successful execution of production orders for the JPF U.S. government contract (including the exercise of all contract options as such exercise has been assumed in connection with goodwill impairment evaluations) and receipt of orders from allied militaries; 7) satisfactory resolution of the EODC/University of Arizona litigation; 8) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses; 9) satisfactory results of negotiations with NAVAIR concerning the corporation's leased facility in Bloomfield, Conn.; 10) profitable integration of acquired businesses into the corporation's operations; 11) changes in supplier sales or vendor incentive policies; 12) the effect of price increases or decreases; 13) pension plan assumptions and future contributions; 14) continued availability of raw materials in adequate supplies; 15) satisfactory resolution of the supplier switch and incorrect part issues attributable to Dayron suppliers and others; 16) cost growth in connection with potential environmental remediation activities related to the Bloomfield and Moosup facilities; 17) successful replacement of the Corporation’s revolving credit facility upon its expiration in November 2005; and 18) currency exchange rates, taxes, changes in laws and regulations, interest rates, inflation rates, general business conditions and other factors. Any forward-looking information provided in this release dated March 16, 2005 should be considered with these factors in mind. The Corporation assumes no obligation to update any forward-looking statements contained in this release.

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Contact:
Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com

“Kaman Reports Fourth Quarter, Year 2004 Results”
March 16, 2005

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,

	2004	2003	2004	2003

Net Sales	$256,226	$238,854	$995,192	$894,499

Costs and expenses:
Cost of sales	198,837	186,017	770,285	671,591
Selling, general and
administrative expense	59,186	50,576	239,368	206,416
Net (gain)/loss on sale of
product lines and other assets	16	(20)	(199)	(18,163)
Other operating income	(510)	(341)	(1,731)	(1,448)
Interest expense, net	945	750	3,580	3,008
Other expense, net	256	230	1,053	1,265
	258,730	237,212	1,012,356	862,669

Earnings (loss) before income taxes	(2,504)	1,642	(17,164)	31,830
Income tax benefit/(expense)	2,997	(675)	5,342	(12,425)

Net earnings (loss)	$493	$967	$(11,822)	$19,405

Net earnings (loss) per share:
Basic	$.02	$.04	$(.52)	$.86
Diluted (1)	$.02	$.04	$(.52)	$.86

Average shares outstanding:
Basic	22,748	22,616	22,700	22,561
Diluted (2)	23,651	23,621	22,700	23,542

Dividends declared per share	$.11	$.11	$.44	$.44

(1) The calculated diluted per share amounts for the three months ended December 31, 2004 and 2003 and the twelve months ended December 31, 2004 are anti-dilutive, therefore, amounts shown are equal to the basic per share calculation.

(2) Additional potentially diluted average shares outstanding of 942 for the twelve months ended December 31, 2004 have been excluded from the average diluted shares outstanding due to the loss from operations in that year.

“Kaman Reports Fourth Quarter, Year 2004 Results”
March 16, 2005

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$12,369	$7,130
Accounts receivable, net	190,141	193,243
Inventories	196,718	178,952
Income taxes receivable	-	1,043
Deferred income taxes	35,837	26,026
Other current assets	15,270	12,457
Total current assets	450,335	418,851
Property, plant and equipment, net	48,958	51,049
Goodwill and other intangible assets, net	55,538	53,347
Other assets	7,500	5,064
	$562,331	$528,311
Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$7,255	$6,013
Current portion of long-term debt	17,628	1,660
Accounts payable	74,809	59,600
Accrued contract losses	37,852	23,611
Accrued restructuring costs	3,762	6,109
Other accrued liabilities	38,961	26,123
Advances on contracts	16,721	19,693
Other current liabilities	26,305	17,746
Income taxes payable	2,812	-
Total current liabilities	226,105	160,555
Long-term debt, excluding current portion	18,522	36,624
Other long-term liabilities	33,534	27,949
Shareholders’ equity	284,170	303,183
	$562,331	$528,311

“Kaman Reports Fourth Quarter, Year 2004 Results”
March 16, 2005

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
	For the Twelve Months
	Ended December 31,
	2004	2003

Cash flows from operating activities:
Net earnings (loss)	$(11,822)	$19,405
Depreciation and amortization	8,969	10,019
Provision for losses on accounts receivable	2,180	487
Net gain on sale of product lines and other assets	(199)	(18,163)
Non-cash write-down of assets	962	-
Non-cash sales adjustment for costs
- not billed	21,332	-
Deferred income taxes	(11,421)	5,994
Other, net	7,418	2,376
Changes in current assets and liabilities,
excluding effects of acquisitions/divestitures:
Accounts receivable	(20,179)	2,744
Inventory	(18,175)	(9,806)
Income taxes receivable	1,043	4,149
Accounts payable	15,149	10,106
Accrued contract losses	14,241	(3,063)
Accrued restructuring costs	(2,347)	(1,485)
Advances on contracts	(2,972)	(1,846)
Changes in other current assets and liabilities	18,484	5,726
Income taxes payable	2,807	-
Cash provided by (used in) operating activities	25,470	26,643

Cash flows from investing activities:
Proceeds from sale of product lines and other assets	376	28,339
Expenditures for property, plant & equipment	(7,539)	(9,069)
Acquisition of businesses, less cash acquired	(2,435)	(7,748)
Other, net	(621)	(1,599)
Cash provided by (used in) investing activities	(10,219)	9,923

Cash flows from financing activities:
Changes to notes payable	1,197	(2,664)
Additions / (reductions) to long-term debt	(2,134)	(23,508)
Proceeds from exercise of employee stock plans	1,218	1,287
Purchase of treasury stock	(9)	(205)
Dividends paid	(9,979)	(9,917)
Other	(305)	-
Cash provided by (used in) financing activities	(10,012)	(35,007)

Net increase (decrease) in cash and cash equivalents	5,239	1,559

Cash and cash equivalents at beginning of period	7,130	5,571

Cash and cash equivalents at end of period	$12,369	$7,130

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